Exhibit 2.14

WPP plc

27 Farm Street

London W1J 5RJ, England

30 April 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

In 2013 WPP Finance 2010, a subsidiary of the Registrant, issued $500,000,000 5.625% Senior Notes due 15 November 2043 (the “5.625% Notes”). The 5.625% Notes are guaranteed by WPP plc, WPP Jubilee Limited and WPP 2005 Limited.

The Registrant hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the 5.625% Notes upon request.

Very truly yours, WPP plc

By:	/s/ Paul W.G. Richardson
Paul W.G. Richardson Group Finance Director